Exhibit 10.34

TODHUNTER INTERNATIONAL, INC.

222 Lakeview Avenue, Suite 1500

West Palm Beach, FL 33401

SALARY CONTINUATION PLAN AGREEMENT

THIS SALARY CONTINUATION PLAN AGREEMENT (this “Agreement” or the “Plan”) is entered into this 20th day of February 2004, between Todhunter International, Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), and D. Chris Mitchell (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is employed by the Corporation; and

WHEREAS, the Corporation recognizes the valuable services performed by the Executive and wishes to encourage his continued employment; and

WHEREAS, the Executive wishes to be assured that (i) he will be entitled to a certain amount of additional compensation for some definite period of time from and after his retirement from active service with the Corporation or other termination of his employment; (ii) he will be entitled to a disability benefit in the event of his disability; and (iii) his estate will be entitled to a death benefit after the Executive’s death if such death occurs during the Executive’s employment with the Corporation; and

WHEREAS, the parties hereto wish to provide the terms and conditions upon which the Corporation shall pay such retirement benefit, disability benefit or death benefit; and

WHEREAS, the parties hereto intend that this Agreement be considered an un-funded arrangement, maintained primarily to provide deferred compensation benefits for the Executive, a member of a select group of management or highly compensated Executives of the Corporation, for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”);

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

1.             Retirement Benefit.

A.            From and after termination of the Executive’s employment, after the attainment of age 65, other than by reason of his death, the Corporation shall thereafter pay the Executive the sum of $65,000.00 per annum for a period of fifteen (15) years, payable in equal monthly installments, commencing with the first day of the month following such termination. Retirement prior to age 65 with the consent of the Corporation shall result in a retirement benefit based on a fraction, the denominator of which is anticipated years of service to age 65 from June 9, 1998 and the numerator of which is actual years of service from such date.  The fraction so derived shall be applied to the above stated retirement benefit resulting in the reduced early retirement benefit.

B.            In the event of the Executive’s death after termination of his employment, but prior to the expiration of said fifteen (15) year period, the Corporation shall continue to make said payments during the remainder of said fifteen (15) year period to the Executive’s estate.

2.             Death Benefit.  The Executive and the Corporation have entered into an Endorsement Split-Dollar Agreement dated February 20, 2004 that provides for the payment of certain death benefits to the Executive’s estate if the Executive dies while such Endorsement Split-Dollar Agreement is in force.  It is the intent of the Corporation and the Executive that: (A) in all events the Endorsement Split-Dollar Agreement will be cancelled and no death benefit will be paid to the Executive’s estate once the executive becomes entitled to receive the retirement benefit payments set forth in Paragraph 1.A; and (B) the Executive will be entitled to receive the death benefits set forth in Endorsement Split-Dollar Agreement only if he dies while such agreement is in force, that is during the Executive’s employment with the Corporation or after a Change in Control provided the Executive has not become entitled to receive the retirement benefit payments set forth in Paragraph 1.A.

3.             Disability Benefit.  In the event that the Executive becomes “permanently and totally disabled,” within the meaning of § 22 (e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Corporation, while in the employ of the Corporation, the Corporation shall pay the Executive a disability benefit in substantially equal installments over a period of sixty (60) months. The amount of such monthly disability benefit shall be equal to 1/60 of the annual retirement benefit which would be payable to the Executive under Paragraph 1 of this Agreement, multiplied by the number of complete consecutive twelve month periods beginning on June 9, 1998, provided however that such disability income benefit is not to exceed 100% of the retirement benefit stated in Paragraph 1 above. Such monthly payments shall commence within thirty (30) days following the Corporation’s determination of disability. In the event of the death of the Executive after monthly payments under this paragraph have commenced, but before expiration of the sixty (60) month period, the unpaid balance of payments shall continue to be paid by the Corporation to the Executive’s estate.

4.             Acceleration of Benefit Payments.  Notwithstanding the provisions set forth in Paragraphs 1 or 3 of this Agreement, the Corporation may elect to accelerate the payment of any amounts listed in such Paragraphs and make payment in a lump sum equal to the net present value of such payments discounted at an interest rate equal to the thirty (30) year U.S. Treasury Bill rate at the time of such proposed payment, without the consent of the Executive or the Executive’s estate, in full satisfaction of the Corporation’s obligations under Paragraph 1 or 3 of this Agreement, as the case may be.

5.             Forfeiture of Rights and Benefits.  All rights and benefits under this Agreement shall be forfeited if the Executive violates the prohibitions set forth in the employment agreement between the Executive and the Corporation in effect as of the date of this Agreement relating to the disclosure of confidential information or the restriction of competition with the Corporation.  In the event there is no employment agreement between the Executive and the Corporation on the date of this Agreement, all rights and benefits under this Agreement shall be forfeited if the Executive engages in any of the following proscribed activities during the two (2) year period beginning upon the occurrence of any event described in Paragraph 1 or 3 (the “Date of Termination”).  Executive will not, directly or indirectly: (i) engage in any trade or business in the liquor industry, relating to the manufacturing or national marketing of any brand of distilled spirits, anywhere in the United States or such other country or countries in which the Corporation or any of its Subsidiaries (as defined below) actively engages in its trade or business as of the Date of Termination (“Territory”);  (ii) become associated as a manager, supervisor, employee, consultant, advisor, control shareholder (either individually or as part of an affiliated group), or otherwise of any person, corporation or entity engaging in any capacity in such segment of the liquor industry anywhere in the Territory;  (iii) call upon any client or clients of the Corporation or any of its Subsidiaries for the purpose of selling or soliciting for any person, corporation or entity, other than any of the Corporation or its Subsidiaries, sales of any products, processes, or services in any capacity in such segment of the liquor industry within the Territory;  (iv) divert, solicit or take away any such client or clients of the Corporation or any of its Subsidiaries for the purpose of selling any products or services in any capacity in such segment of the liquor industry; and service any contracts or accounts relating to any products or services in any capacity in such segment of the liquor industry for any person, corporation or entity other than the Corporation or any of its Subsidiaries; or  (v) induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the officers or employees of the Corporation or any of its Subsidiaries to terminate his or her employment with or to compete against the Corporation or any of its Subsidiaries in any capacity in such segment of the liquor industry.  The Executive shall not at any time disclose any confidential or trade secret of the Corporation or any of its Subsidiaries or any client of the Corporation or any of its Subsidiaries, or utilize such confidential information or trade secret for the Executive’s own benefit, or for the benefit of third parties.  The term “confidential information or trade secret of the Corporation or any client of the Corporation” does not include any information which becomes generally available to the public other than by breach of this provision.  The Executive may disclose confidential information where such disclosure is required by applicable law or court process (but only after giving the Corporation written notice so that the Corporation may attempt to obtain a protective order).  For purposes of this paragraph, the term “Subsidiaries” shall mean and include any entities in which the Corporation owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interests as of the Date of Termination.

6.             No Trust Created.  Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Corporation and the Executive or any other person.

7.             Unsecured General Creditor Status of the Executive.

A.            The payments to the Executive or his estate shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Corporation.  No person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement.  The Corporation’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future.  To the extent that the Executive or any person acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation.  No such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Corporation.

B.            In the event that, in its discretion, the Corporation purchases an insurance policy or policies insuring the life of the Executive (or any other property) to allow the Corporation to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Executive, his personal representative, legal representative, successors and permitted assigns, nor any other person have nor acquire any rights whatsoever therein or in the proceeds therefrom, except as set forth in the Endorsement Split-Dollar Agreement between the Corporation and the Executive dated February 20, 2004.  The Corporation shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and, may exercise all incidents of ownership therein.  No such policy, policies, or other property shall be held in trust either for the Executive or any other person or as collateral security for any obligation of the Corporation hereunder.

8.             No Contract of Employment.  Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Executive the right to continue to be employed by the Corporation, in any capacity.

9.             Termination of Agreement.  This Agreement shall be cancelled and shall terminate upon the termination of the Executive’s employment with the Corporation for any reason other than the reasons described in paragraphs 1, 2, or 3 of this Agreement.

10.          Termination of Agreement in Connection with a Change in Control.

A.            Notwithstanding anything in this Agreement to the contrary, unless the Executive is terminated “for cause,” as defined in Paragraph 10.C. of this Agreement, the Corporation may not terminate this Agreement without the consent of the Executive during the period beginning nine (9) months before a Change in Control (as defined below).

B.            For the purpose of this Agreement, a “Change of Control” shall mean any of the following events:

(i)            The acquisition by any person, entity or “group” required to file a Schedule 13D or Schedule 14D-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, any of the following that acquires beneficial ownership of voting securities of the Corporation, including shares acquired pursuant to the exercise of options or warrants, or conversion of preferred stock outstanding as of the date hereof: (a) CL Financial, Ltd., Angostura Ltd., or any of their affiliates; (b) the Corporation, its affiliates or subsidiaries; (d) V&S Vin & Spirit AB, its affiliates or subsidiaries, solely in connection with a transaction with the Corporation, its affiliates or subsidiaries approved by the Board of Directors; or (d) any employee benefit plan of the Corporation, or its affiliates or subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of over 40% (in one or more transactions, in the aggregate) of either the then outstanding shares of common stock or the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii)           An election or appointment to the Board of Directors by virtue of which the individuals who immediately prior thereto constituted the Board of Directors (the “Incumbent Board”) no longer constitute at least a majority of the Board of Directors (other than an election or appointment of a director or directors precipitated by CL Financial, Ltd., Angostura Ltd., V&S Vin & Spirit AB, or any of their affiliates, or by the

Board of Directors if at that time at least a majority are individuals who are directors on the date hereof), provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of Employer, as such terms are used in Rule 14a-1 promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)          Approval by the stockholders of the Corporation of: (a) a reorganization, merger or consolidation by reason of which persons who were the stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or (b) a liquidation or dissolution of the Corporation or the sale of all or substantially all of the assets of the Corporation, whether such assets are held directly or indirectly (excluding the currently proposed joint ventures with affiliates of CL Financial, Ltd. and/or V&S Vin & Spirit AB, if such transactions constitute a sale of substantially all of the assets of Employer).

C.            The definition of “for cause” termination shall be the same as set forth in the employment agreement between the Executive and the Corporation in effect as of the date of this Agreement.  In the event there is no employment agreement between the Executive and the Corporation on the date of this Agreement, “cause” for termination shall mean that (a) the Executive is convicted of a felony which, in the sole determination of the Board of Directors, would have a material adverse effect on Executive’s ability to perform his duties hereunder or on the business or reputation of the Corporation; (b) the Executive has exhibited gross misconduct resulting in material harm to the Corporation, its business or reputation; (c) the Executive has willfully misappropriated the Corporation’s assets or has otherwise willfully defrauded the Corporation, including without limitation by fraud, theft, embezzlement, or breach of a fiduciary duty involving personal profit.  For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Corporation.

11.          Named Fiduciary.  The Corporation is hereby designated the “Named Fiduciary” as such term is defined in ERISA.  As Named Fiduciary, the Corporation shall be responsible for the management and administration of the terms of this Agreement. The Corporation’s Board of Directors may delegate to others the management and operating responsibilities of the plan including the employment of advisors and may exercise any other powers necessary for the discharge of its duties to the extent not in conflict with the provisions of ERISA.

12.          Claims Procedure.

A.            If the Executive or his beneficiary believes that he is being denied a benefit to which he is entitled under this Agreement (hereinafter referred to as a “Claimant”), such Claimant may file a written request for such benefit with the Corporation setting forth his claim.  The request must be addressed to the President of the Corporation at its then principal place of business.

B.            The Corporation shall reply to the Claimant’s claim within ninety (90) days of receiving the claim.  If the claim is denied in whole or in part, the Corporation shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i)            The specific reason or reasons for such denial;

(ii)           The specific reference to pertinent provisions of this Agreement on which such denial is based;

(iii)          A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(iv)          Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v)           The time limits for requesting a review under subparagraph C. and for review under subparagraph D. hereof.

C.            Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Corporation review the determination of the Corporation. Such request must be addressed to the Secretary of the Corporation, at the Corporation’s then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Corporation. If the Claimant does not request a review of the Corporation’s determination by the Secretary of the Corporation within such sixty (60) day period, he shall be barred and estopped from challenging the Corporation’s determination.

D.            Within sixty (60) days after the Secretary’s receipt of a request for review, he will review the Corporation’s determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

13.          Non-Assignability of Benefits.  The Executive may not transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void and shall terminate this Agreement; the Corporation shall thereupon have no further liability hereunder. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of the Executive for the payment of any debt, judgment or other obligation, by a proceeding at law or in equity.

14.          Amendment.  This Agreement may be amended at any time and from time to time, by a written instrument signed by the Corporation and the Executive.

15.          Binding Effect.  All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns, whether so expressed or not.

16.          Notices.  Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice, consent or demand.

17.          Governing Law.  This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws.

18.          Jurisdiction and Venue.  The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida.  Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida.  Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court.  Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

N WITNESS WHEREOF, the parties hereto have set their hands on the day and year first hereinabove written.

TODHUNTER INTERNATIONAL, INC.

By:	/s/ Jay S. Maltby	, Chairman, CEO & President

EXECUTIVE:

By:	/s/ D. Chris Mitchell	– Sr. Vice President, Sales